EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) made as of this 1st_____ day of _____September________________, 2006__ by and between TRI-STATE INSURANCE AGENCY, INC., a New Jersey corporation ("Employer"), and George Lista, an individual residing at 123 Holland Road, Wantage, NJ 07461, (the "Executive").

W I T N E S S E T H:

WHEREAS, Employer is a subsidiary of Sussex Bank (“Sussex”);

WHEREAS, Executive has heretofore been employed by Employer pursuant to a certain Employment Agreement dated the 28th day of September, 2001 (the "2001 Agreement");

WHEREAS, the parties wish to enter into this Agreement commencing on January 1, 2007 (the "Effective Date") in accordance with the terms and conditions as contained herein;

WHEREAS, the parties agree to extend the employment of Executive by Employer pursuant to the 2001 Agreement until December 31, 2006 (the "Extension Period");

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.     Extension of 2001 Employment Agreement.

Employer agrees to extend the 2001 Agreement from the 28th day of September, 2001 until December 31, 2006, according to the terms and conditions thereof with the exception of Section 3 (c) (the "Bonus") which terminates on September 28, 2006.

2.    Employment and Term.

(a) Employer hereby employs the Executive as the Chief Executive Officer (“CEO”) of the Employer (the "Position") and the Executive agrees to serve in the Position from and after January 1, 2007 (the "Effective Date") for a term of five (5) years (the "Term"), and which, subject to Section 2(b), hereof, shall terminate on December 31, 2011, unless extended pursuant to the terms hereof. Unless either Executive or Employer give written notice at least twelve (12) months prior to the end of the Term of their intention not to have this Agreement renew, this Agreement shall automatically renew for two additional one (1) year terms (the “Additional Terms”) at the expiration of the Term. For purposes of this Agreement, each Additional Term shall be considered to be a part of the Term hereof.

(b) Employer shall have the right to terminate the Executive's employment hereunder prior to the expiration of the Term hereof; provided, however, that unless such termination is for "cause", as defined below, Executive shall be entitled to receive his Base Salary (as defined herein) and all insurance benefits provided on the date of such termination for the remaining term of this Agreement. In addition, to the extent such termination is without Cause, for the remaining term of this Agreement, Executive shall be entitled to an annual payment equal to the commissions earned by Executive under Section 4(b) hereof for the proceeding fiscal year. Such payments shall be made in accordance with Employer's normal payroll practices. If such termination is for "cause", Executive shall not be entitled to receive any compensation from and after the date of such termination; provided, however, that Executive shall be entitled to payments for periods, or partial periods, that occurred prior to the date of termination and for which Executive has not yet been paid. For purposes of this Agreement, "cause" means (i) the Executive's willful and continued failure substantially to perform the duties of the Position, (ii) fraud, misappropriation or other deliberate dishonesty of Executive with respect to Employer's business or property or that of Sussex, (iii) the Executive's plea of guilty to or conviction of, or plea of nolo contendere to, any felony that, in the reasonable judgment of the Board of Directors of Employer (the "Board"), adversely affects Employer's reputation or the Executive's ability to perform his duties hereunder; or (iv) Executive's willful violation of (A) any law, rule or regulation relating to the business of Employer and Sussex or (B) final cease-

and-desist order issued by or regulatory consent agreement with any regulatory agency having jurisdiction over Employer or Sussex.

(c) This Agreement shall terminate upon Executive's death or his disability, as defined herein. Upon Executive's death or his disability, the obligation of Employer hereunder to pay Executive the compensation called for under Section 4 hereof shall terminate, and Employer’s only obligation shall be to pay Executive any and all benefits to which Executive was entitled at the time of such death or disability under any benefit plans of Employer then in place. For purposes of this Agreement, the term "disability" shall mean Executive's inability to substantially perform his material duties as prescribed in this Agreement due to his incapacity or disability, physical or mental, for a period of six (6) consecutive months. The determination of whether a disability exists will be made by the Board in its good faith discretion.

3.     Duties.

(a) Subject to the ultimate reasonable control and discretion of the Board of Directors of Employer, the Executive shall serve in the position and perform all the duties and services as CEO of the Employer. In such capacity, Executive shall have full authority over the day to day business operations of the Employer, shall have the authority to retain and terminate personnel, set compensation, determine the product lines offered by the Employer and insurance companies with whom Employer conducts business, establish and maintain competitive product lines by adding carriers, support negotiations in new agency acquisitions, hire new producers consistent with the annual budget requirements and policies of the Employer and Sussex, coordinate the regulatory compliance of the Employer under its industry specific rules and regulations, oversee the origination and maintenance of all records of activity on client accounts including reconciling and reporting activity for the books of original entry for all financial activities resulting from Employer's operation, sales of personal line and commercial line, property and casualty, life, health and disability insurance policies; review and monitor claims, policy changes, and audits; collecting and processing direct payment premiums to the Employer and generally have the authority to manage the operations of the Employer as its CEO. The CEO shall report to the Sussex Chief Executive Officer and the Board.

(b) In addition to the above defined duties, the Executive shall participate in the development of a cross-selling plan by and among Sussex, Employer and their affiliates and its implementation and execution in cooperation with Sussex executives, with direct responsibility for the cross-selling between loan officers and insurance producers and development of a program to monitor specific sales goals and objectives.

(c) The Executive shall devote all of the Executive's professional time and attention to the performance of the Executive's duties hereunder and, during the term of the Executive's employment hereunder, shall not engage in any other business enterprise which, in the reasonable, good faith opinion of the Board, interferes with Executive’s performance of the duties set forth in subparagraph (a) above. The foregoing shall not prevent the Executive's purchase, ownership or sale of investment securities or of any interest in, any business which competes with the business of Employer, provided that such ownership or investment constitutes not more than five percent of the outstanding shares of a corporation whose stock is listed on a National Securities Exchange or on the National Association of Securities Dealers Automated Quotation System, or the Executive's involvement in charitable or community activities, provided that the time and attention which the Executive devotes to such activities does not materially interfere with the performance of the Executive's duties hereunder.

4.    Compensation pursuant to this Agreement

(a) For all services to be rendered by the Executive under this Agreement, Employer agrees to pay the Executive a salary of $140,000 annually, to be paid in bi-weekly installments (the “Base Salary”), said base salary to be adjusted annually on January 1st for applicable CPI increase;

(b) In addition to the compensation provided for under subparagraph (a) hereof, Executive shall be entitled to receive personal commissions on the sale of insurance products actually placed by Executive as the agent of record of 40% of the gross commissions earned by Employer on such sales.

(c) In addition to the compensation provided for under subsections (a) and (b) hereof, Executive shall be entitled to a bonus (the “Bonus”) as a participant in the Sussex Executive Incentive and Deferred Compensation Plan (the “Plan”), as it may be amended from time to time. Executive's participation in such plan will commence as of January 1, 2007, and Executive shall execute such plan agreements as may be necessary to evidence his participation on such plan. Executive’s initial bonus calculation formula shall be as set forth on Exhibit B hereto, although Executive acknowledges that pursuant to the Plan, the Plan Administrators and the Compensation Committee of Sussex Bancorp have authority to alter the terms of the Plan.

(d) In addition to the compensation provided for under subsections (a), (b) and (c), Executive shall be entitled to participate in those employee benefit plans generally made available to executive officers of Sussex and its Parent.

5.    Additional Covenants.

(a) Confidential Information. Except as required in the performance of his duties hereunder, the Executive shall not use or disclose to any third party any Confidential Information (as hereinafter defined) or any know-how or experience related thereto without the express prior written authorization of Sussex, either during the term of this Agreement or thereafter. Upon termination of his employment, the Executive shall leave with Employer all documents and other items in his possession which contain Confidential Information, and shall be prohibited from disclosing to any third party any Confidential Information. For purposes of this Section 5(a), the term "Confidential Information" shall mean all information about Employer and Sussex or relating to any of their respective services or any phase of their respective operations not generally known to any of their competitors and which is treated by Employer and Sussex as confidential information, and shall specifically include all customer lists of Employer and Sussex.

The term “Confidential Information” shall not include any of the foregoing which (i) is in the public domain, (ii) is in Executive’s lawful possession prior to a disclosure thereof and not subject to a confidentiality agreement or (iii) is hereafter lawfully disclosed to Executive by a third party who or which did not acquire the information under an obligation of confidentiality to Employer.

(b) Non-Compete. Executive hereby agrees that for the Covenant Term (as defined below), he will not work for any entity which is engaged in competition with Employer and Sussex during the Term of this Agreement and as of the date of its termination nor himself so engage during such Covenant Term, directly or indirectly, as principal, agent, partner, shareholder, consultant, or employee, in any such business in competition with Employer and Sussex during the Term of this Agreement and as of the date of its termination; provided, however, that the parties agree that those positions listed on Schedule A hereto shall not be deemed to be in competition with Employer and Sussex and shall not be prohibited hereunder. For purposes of this provision, the “Covenant Term” shall mean the Term of this Agreement and a period of six (6) months thereafter. ; further provided, however, that in the event Executive's employment is terminated without Cause pursuant to Section 2(b) hereof, the Covenant Term shall be extended to run contemporaneously with the period during which Executive receives payments under Section 4(b ) and for six months thereafter.

(c) Non-Solicitation.

(i)            Executive agrees that for a period of six months following the termination of this Agreement, he will not recruit for employment or induce to terminate his or her employment with Employer and Sussex, any person who is, at the time of such solicitation, or who was within thirty (30) days of such solicitation, an employee of Employer or Sussex.

(ii)
Executive agrees that for a period of six months following the termination of this Agreement, he will not directly or indirectly solicit, cause any other person to solicit, or assist any other person with soliciting any customer, depositor or borrower of Employer and Sussex to become a customer, depositor or borrower of another financial institution.

(d) Modification. If a court of competent jurisdiction determines that the scope, time duration or other limitations of any of the restrictive covenants contained in this Section 5 are not reasonably necessary to protect the legitimate business interests of Employer and Sussex, then such scope, time duration or other limitations will be deemed to become and thereafter will be the maximum time period or scope which such court deems reasonable and enforceable.

(e) Definitions. For purposes of this Section 5, to act "directly or indirectly" means to act personally or through an associate, affiliate, family member or otherwise, as proprietor, partner, shareholder, director, officer, employee, agent, consultant or in any other capacity or manner whatsoever.

(f) Specific Performance. Employer and the Executive agree that in the event of a breach of the provisions of this Section 5, the injury which would be suffered by Employer and Sussex would be of a character which could not be fully compensated for solely by a recovery of monetary damages. Accordingly, Executive agrees that in the event of a breach of the terms of this Section 5, in addition to and not in lieu of any other remedies which Employer may pursue, Employer shall have the right to equitable relief, including issuance of a temporary or permanent injunction by any court of competent jurisdiction against the commission or continuance of any breach of this Section 5.

6. Notices. Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, (i) by registered or certified U.S. mail, return receipt requested, (ii) by hand, (iii) by overnight courier or (iv) by telecopier addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:

In the case of Executive, with a copy to:

Tri-State Insurance Agency
96 Highway 206
Augusta, New Jersey 07822
Telecopier No. (973) 579-0111
Attention: George Lista

In the case of Employer, with a copy to:

Windels Marx Lane & Mittendorf, LLP
120 Albany Street, 6th Floor
New Brunswick, New Jersey 08901
Telecopier No. (732) 846-8877
Attention: Robert A. Schwartz

Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service or (iv) on the date telecopied.

7. Assignability. The services of the Executive hereunder are personal in nature, and neither this Agreement nor the rights or obligations of Executive hereunder may be assigned,

whether by operation of law or otherwise. This Agreement shall be binding upon, and inure to the benefit of, Employer and its Successors and assigns. This Agreement shall inure to the benefit of the Executive's heirs, executors, administrators and other legal representatives.

8. Waiver. The waiver by Employer or the Executive of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent or other breach hereof.

9. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to principles of conflict of laws.
10. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and may not be amended, waived, changed, modified or discharged, except by an agreement in writing signed by the parties hereto.

11. Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

12.  Amendment. This Employment Agreement may be modified or amended only by an amendment in writing signed by both parties.

13.  Severability. If any provision of this Employment Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision, only to the extent it is invalid or unenforceable, and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

14.  Section Headings. The headings contained in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Employment Agreement.

15.  Fees and Expenses. If any party to this Employment Agreement institutes any action or proceeding to enforce this Employment Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the non-prevailing party all legal costs and expenses incurred by the prevailing party in such action, including, but not limited to, reasonable attorneys’ fees and other reasonable legal costs and expenses.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their respective hands and seals as of the day and year first above written.

ATTEST:	TRI-STATE INSURANCE AGENCY, INC.

By:
DONALD L. KOVACH, CHAIRMAN

WITNESS:	EXECUTIVE:

GEORGE LISTA

SCHEDULE A

Present and continuing outside activities and business interests:

George Lista & George Harper combined:

•	TSI Leasing, Inc. - Small Auto & Equipment Leasing Company
•	Harlis Company, Inc. - Bermuda Re-Insurance Rent-A-Captive

George Lista Only:

•	President of Rainbows of Learning Day Care Center
•	Sasse Glass Shop, Inc. - Flat Glass, 4 Employees
•	BBC Custom Builders LLC - Custom Home Building Company

EXHIBIT B

The Bonus will be based upon Net Profit Before Taxes, total revenue and commissions and fees per producers. Each year, Sussex shall determine the Incentive Award amount using the following formula or such other criteria of performance as Sussex determines:

i.	NBP/T. Sussex shall calculate the NPB/T portion of the Incentive Award as follows:
a.	Calculate the NPB/T for the current Plan Year
b.	Determine the average of the NPB/T for the last five (5) years
c.	Calculate percent (a divided by b)
ii.	Total Revenue. Sussex shall calculate the Total Revenue portion of the Incentive Award as follows:
a.	Calculate the Total Revenue for the current Plan Year
b.	Determine the average of the Total Revenue for the last five (5) years
c.	Calculate percent (a divided by b)
iii.	Commissions and fees per Non-Executive Producers. Sussex shall calculate the Commissions and fees per Non-Executive Producers portion of the Incentive Award as follows:
a.	Calculate the Commissions and fees per Non-Executive Producers for the current Plan Year
b.	Determine the average of the Commissions and fees per Non-Executive Producers for the last five (5) years
c.	Calculate percent (a divided by b)
iv.	Determination of Incentive Award. Using the percentages calculated in steps (i) through (iii) above, determine the Incentive Award percentages according to the following schedule:

Percentage Award Schedule

Performance Relative to Average 5 Year Highest	Weight	Lista

Net Profit before NPB/T	40%	12.0%
Below 90% Threshold = 90% Target = 100% Stretch = 150%		0.0% 6.00% 12.00% 18.00%
Total Income	30%	4.0%
Below 90% Threshold = 90% Target = 100% Stretch = 150%		0.0% 2.00% 4.00% 6.00%
Commission and Fees per Non-Executive Producers	30%	4.0%
Below 90% Threshold = 90% Target = 100% Stretch = 150%		0.0% 2.00% 4.00% 6.00%
Below Threshold		0%
Threshold Opportunity		10.00%
Target Opportunity		20.00%
Stretch Opportunity		30.00%